UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2005

7-Eleven, Inc.

(Exact name of registrant as specified in its charter)

Texas	0-16626	75-1085131
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No.

2711 North Haskell Avenue

Dallas, Texas 75204-2906

(Address of principal executive offices)

Registrant's telephone number, including area code: (214) 828-7011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 7, 2005, 7-Eleven, Inc. (the "Registrant") entered into an amendment to its supply agreement with McLane Company, Inc. ("McLane"). The Registrant and McLane originally entered into the supply agreement as of September 21, 2002.

The amendment extends the term of the agreement through January 31, 2008. In addition, the amendment requires McLane to pay the Registrant certain additional fees and modifies the eligibility criteria for certain store-related incentive payments from McLane. Under the amendment, McLane also agrees to meet certain enhanced delivery service levels and to make additional payments for the benefit of the Registrant's company- and franchisee-operated stores if those enhanced service levels are not achieved.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 11, 2005, Lewis E. Platt notified the Registrant of his resignation from the Registrant's Board of Directors, effective immediately. In his resignation letter, Mr. Platt cited increased demands on his time from other commitments.

Mr. Platt and the nine other current members of the Registrant's Board have been proposed for reelection at the Registrant's Annual Meeting of Shareholders, to be held on April 27, 2005. In light of Mr. Platt's resignation from the Board, Mr. Platt will not be standing for reelection at the upcoming shareholders' meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2005

7-ELEVEN, INC.

/s/ BRYAN F. SMITH, JR.

_______________________________________

Bryan F. Smith, Jr.

Executive Vice President, General Counsel

and Secretary